Exhibit 99.1

Contact: Michael J. Berthelot, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. AND AO PARTNERS GROUP JOINTLY ANNOUNCE VOTING RESULTS

IRVINE, Calif., January 22, 2013 /PRNewswire-FirstCall/ — PRO-DEX, INC. (Nasdaq: PDEX) and AO Partners Group jointly announced today the results of voting from the Company’s Annual Meeting of Shareholders held on January 17, 2013.

In June 2012, AO Partners Group, whose members own approximately 22% of the Company’s outstanding common stock, nominated a slate of three director nominees to run in opposition to the Company’s slate of five director nominees, four of whom were incumbent members of the Company’s Board. At its January 17, 2013 Annual Meeting, shareholders of the Company elected AO’s three director nominees, Nicholas J. Swenson, Raymond E. Cabillot and William J. Farrell III, along with two of the Company’s nominees, incumbent Chairman William L. Healey and David C. Hovda, to fill the five seats on the Company’s new Board of Directors. Mr. Healey will be the only member of the current Board to continue onto the new Board.

Michael J. Berthelot, the Company’s President and Chief Executive Officer, commented, “We are pleased to have this behind us and we look forward to working with our new board. Every member of our management team and each of our associates remain committed to designing, developing and manufacturing the best possible products for our customers and in doing so creating value for all of our stakeholders. We thank our departing board members for their service to our Company and wish them well in the future.”

Nick Swenson, member of the AO Partners Group and a newly elected director said, “We thank the shareholders for their support and we look forward to working with our management team as Pro-Dex enters a new chapter in its life.”

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.